Exhibit 4.2

REVOLVING LOAN NOTE

$22,000,000.00	Bethesda, Maryland
April 8, 2015

FOR VALUE RECEIVED, each of PEOPLESERVE, INC., a Massachusetts corporation, and MONROE STAFFING SERVICES, LLC, a Delaware limited liability company (individually, each a “Borrower” and collectively, the “Borrowers”), hereby jointly and severally unconditionally promises to pay to the order of MIDCAP FINANCIAL TRUST, a Delaware statutory trust (together with its successors and assigns, “Lender”) at the office of Agent (as defined herein) at 7255 Woodmont Avenue, Suite 200, Bethesda, MD 20814, or at such other place as Agent may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, in the principal sum of Twenty-Two Million and No/100 Dollars ($22,000,000.00), or, if less, the aggregate unpaid principal amount of all Revolving Loans made or deemed made by Lender to Borrowers under the terms of that certain Credit and Security Agreement dated as of April 8, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrowers, such other borrowers that may become “Borrowers” under the Credit Agreement, various financial institutions as are, or may from time to time become, parties thereto as lenders (including without limitation, Lender) and MidCap Financial Trust, individually as a Lender, and as administrative agent (in such capacity and together with its successors and assigns, “Agent”). All capitalized terms used herein (which are not otherwise specifically defined herein) shall be used in this Revolving Loan Note (this “Note”) as defined in the Credit Agreement.

1.          The outstanding principal balance of the Revolving Loans evidenced by this Note shall be payable in full on the Termination Date, or on such earlier date as provided for in the Credit Agreement.

2.          This Note is issued in accordance with the provisions of the Credit Agreement and is entitled to the benefits and security of the Credit Agreement and the other Financing Documents, and reference is hereby made to the Credit Agreement for a statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are required to be repaid.

3.          Each Borrower promises to pay interest from the date hereof until payment in full hereof on the unpaid principal balance of the Revolving Loans evidenced hereby at the per annum rate or rates set forth in the Credit Agreement. Interest on the unpaid principal balance of the Revolving Loans evidenced hereby shall be payable on the dates and in the manner set forth in the Credit Agreement. Interest as aforesaid shall be calculated in accordance with the terms of the Credit Agreement.

4.          Upon and after the occurrence of an Event of Default, and as provided in the Credit Agreement, the Revolving Loans evidenced by this Note may be declared, and immediately shall become, due and payable without demand, notice or legal process of any kind; provided, however, that upon the occurrence of an Event of Default pursuant to the provisions of Section 10.1(e) or Section 10.1(f) of the Credit Agreement, the Revolving Loans evidenced by this Note shall automatically be due and payable, without demand, notice or acceleration of any kind whatsoever.

5.          Payments received in respect of the Revolving Loans shall be applied as provided in the Credit Agreement. Amounts repaid hereunder may be re-borrowed in accordance with the Credit Agreement.

6.          Presentment, demand, protest and notice of presentment, demand, nonpayment and protest are each hereby waived by Borrowers.

7.          No waiver by Agent or any Lender of any one or more defaults by the undersigned in the performance of any of its obligations under this Note shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature, or as a waiver of any obligation of Borrowers to Agent, Lender or any other lender under the Credit Agreement.

8.          No provision of this Note may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other lender under the Credit Agreement to the extent required under Section 11.16 of the Credit Agreement.

9.          THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

10.         Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but in case any provision of or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.         Whenever in this Note reference is made to Agent, Lender or Borrowers, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon each Borrower and its successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

12.         In addition to and without limitation of any of the foregoing, this Note shall be deemed to be a Financing Document and shall otherwise be subject to all of the general terms and conditions contained in Article 12 of the Credit Agreement, mutatis mutandis.

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IN WITNESS WHEREOF, intending to be legally bound, and intending that this agreement constitute an agreement executed under seal, the undersigned have executed this Note under seal as of the day and year first hereinabove set forth.

BORROWERS:
MONROE STAFFING SERVICES, LLC, a Delaware limited liability company

	By:	/s/ Jeff R. Mitchell	(SEAL)
Name: Jeff R. Mitchell
Title: Treasurer

PEOPLESERVE, INC., a Massachusetts corporation

	By:	/s/ Jeff R. Mitchell	(SEAL)
Name: Jeff R. Mitchell
Title: Secretary and Treasurer